Exhibit (a)(5)(M)
News

Media Contact Information:	Investor Contact Information:
Ron O’Brien	Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: ron.obrien@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com
Thermo Fisher Scientific Completes Tender Offer for Dionex Corporation
WALTHAM, Mass. (May 16, 2011) — Thermo Fisher Scientific (NYSE: TMO), the world leader in serving science, today announced that it has successfully completed its tender offer for Dionex Corporation (NASDAQ: DNEX), which expired at 7:00 pm, New York City time, on Friday, May 13, 2011.
“The acquisition of Dionex is consistent with our strategy of accelerating growth by increasing our depth of capabilities in innovative technologies and emerging markets,” said Marc N. Casper, president and chief executive officer of Thermo Fisher. “This combination creates a leading offering for our customers in chromatography instruments, software, consumables and services. With Dionex, we will expand our presence in attractive applied markets, including environmental analysis, water testing and food safety, and increase our commercial capabilities in China and other growing Asia-Pacific regions. We welcome Dionex employees to the Thermo Fisher team and look forward to working together to fulfill our mission, which is to enable our customers to make the world healthier, cleaner and safer.”
Based on preliminary information from the depositary for the tender, as of the expiration of the tender offer approximately 16,304,830 shares (including 2,316,079 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing approximately 93% of Dionex’s issued and outstanding shares. All validly tendered shares have been accepted for payment, which will be made in accordance with the terms of the tender offer.
Thermo Fisher intends to complete its acquisition of the remaining shares of Dionex through a short-form merger later this week. In the short-form merger, any remaining Dionex shares (other than those held by Thermo Fisher, Dionex or any wholly owned subsidiary of Dionex, and any shareholders who validly exercised their appraisal rights in connection with the merger) will be exchanged for $118.50 per share in cash.
About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of nearly $11 billion, we have approximately 37,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.
Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our Website under the heading “SEC Filings.” Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general worldwide economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to our anticipated acquisition of Dionex (the “transaction”) may not materialize as expected; the transaction not being timely completed, if completed at all; and prior to the completion of the transaction, Dionex’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.
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